Exhibit 21.1

Subsidiaries of the Company
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ePlus  Group,  inc.,  a  Commonwealth  of Virginia  corporation,  a wholly owned subsidiary

ePlus Technology of NC, inc., a State of Delaware corporation, a wholly owned subsidiary

ePlus Technology of PA, inc., a Commonwealth of Pennsylvania corporation, a wholly owned subsidiary

ePlus Technology, inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary

ePlus Government, inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary

ePlus Capital, inc. a State of Delaware corporation, a wholly owned subsidiary

MLC Leasing, SA. de CV., registered in Mexico, a subsidiary wholly owned by ePlus Group, inc. and (ePlus Technology of NC, inc.)